Exhibit 99.1

NEWS RELEASE for September 23, 2025

Contact: Dina Masi, CFO

Integrated BioPharma, Inc.

investors@ibiopharma.com

888.319.6962

Integrated BioPharma Reports Results for its Quarter and Fiscal Year Ended June 30, 2025

HILLSIDE, NEW JERSEY (September 23, 2025) - Integrated BioPharma, Inc. ((OTCQX: INBP)) (the “Company” or “INBP”) reports its financial results for the quarter and fiscal year ended June 30, 2025.

Revenue for the quarter ended June 30, 2025 was $14.2 million compared to $12.7 million for the quarter ended June 30, 2024, an increase of $1.5 million or 11.8%.  The Company had operating income of approximately $589,000 and $402,000 in the quarters ended June 30, 2025 and 2024, respectively.

Revenues for the fiscal year ended June 30, 2025 were $54.3 million compared to $50.3 million for the fiscal year ended June 30, 2024, an increase of $4.0 million or 8.0%.  The Company had operating income for the fiscal year ended June 30, 2025 of approximately $0.6 million compared to operating income of $0.3 million for the fiscal year ended June 30, 2024.

For the quarter ended June 30, 2025, the Company had a net loss of approximately $0.2 million or $0.01 per share of common stock, compared with net income of $0.3 million or $0.01 per share of common stock for the quarter ended June 30, 2024.  The Company’s diluted net (loss) income per share of common stock for the quarters ended June 30, 2025 and 2024 were $(0.01) and $0.01 per share of common stock, respectively.

For the fiscal year ended June 30, 2025, the Company had net income of approximately $808,000 or $0.03 per share of common stock, compared with a net income of $112,000 or $0.00 per share of common stock for the fiscal year ended June 30, 2024.  The Company’s diluted net income per share of common stock for the fiscal years ended June 30, 2025 and 2024 were $0.03 and $0.00 per share of common stock, respectively.

A summary of our financial results for the three months and fiscal years ended June 30, 2025 and 2024 follows:

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2025	2024	2025	2024

Total revenue	$14,175	$12,746	$54,353	$50,317
Cost of sales	12,706	11,462	48,791	46,433
Gross profit	1,469	1,284	5,562	3,884
Selling and administrative expenses	880	882	3,542	3,633
Operating income	589	402	2,020	251
Other income, net	6	12	42	17

Income before income taxes	595	414	2,062	268
Income tax expense, net	773	146	1,254	156
Net (loss) income	$(178)	$268	$808	$112

Net (loss) income per common share:
Basic	$(0.01)	$0.01	$0.03	$0.00
Diluted	$(0.01)	$0.01	$0.03	$0.00
Weighted average common shares outstanding:
Basic	30,622,045	30,099,610	30,295,655	30,066,003
Diluted	30,622,045	30,702,683	31,168,372	30,873,671

About Integrated BioPharma Inc. (INBP)

Integrated BioPharma, Inc. (“INBP”) is engaged primarily in the business of manufacturing, distributing, marketing and sales of vitamins, nutritional supplements and herbal products. Further information is available at ir.ibiopharma.com.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of INBP to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” believes,” intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are not guarantees of future performance. Such statements speak only as of the date hereof, are subject to change and should not be relied upon for investment purposes.  INBP undertakes no obligation to revise or update any statements for any reasons. The risks, uncertainties and assumptions include, among others, changes in general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; the timing of regulatory approval and the introduction of new products by INBP; changes in industry capacity; pressure on prices from competition or from purchasers of INBP’s products; regulatory changes in the pharmaceutical manufacturing industry and nutraceutical industry; regulatory obstacles to the introduction of new technologies or products that are important to INBP; availability of qualified personnel; the loss of any significant customers or suppliers; inflation, including inflationary pressures from any tariffs, and tightened labor markets; our ability to expand our customer base and other risks and uncertainties described in the section entitled “Risk Factors” in INBP’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q.  Accordingly, INBP cannot give assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of INBP.